Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224745

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities nor does it solicit offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated May 8, 2018

Prospectus Supplement

(To Prospectus dated May 8, 2018)

15,300,000 Shares

Common Stock

A subsidiary of BNP Paribas (“BNPP”), our parent company, is offering 15,300,000 shares of common stock of First Hawaiian, Inc. We will not receive any of the proceeds from the sale of shares by the BNPP selling stockholder. Concurrently with the completion of this offering, we expect to repurchase from the BNPP selling stockholder an additional number of shares of our common stock having an aggregate purchase price of approximately $81.8 million, at a price per share equal to the per share purchase price paid by the underwriters to the BNPP selling stockholder in this offering. We refer to this share purchase transaction as the “Direct Share Repurchase”.

After the completion of this offering for 15,300,000 shares of our common stock and the Direct Share Repurchase, BNPP will beneficially own 49.93% of the outstanding shares of our common stock (or 48.81% if the underwriters’ option to purchase up to 1,530,000 additional shares of common stock from the BNPP selling stockholder is exercised in full), based on an assumed per share repurchase price of $28.21, the closing price of our common stock on May 7, 2018, as reported by the NASDAQ Global Select Market (“NASDAQ”).

Our common stock is listed on NASDAQ under the symbol “FHB”. The last reported sale price of our common stock on NASDAQ on May 7, 2018 was $28.21 per share.

Shares of our common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement and the risk factors described in the documents that we file with the Securities and Exchange Commission that are incorporated herein by reference for a discussion of certain risks you should consider before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to the BNPP selling stockholder	$	$

(1)         We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting”.

The BNPP selling stockholder has granted the underwriters an option to purchase up to an additional 1,530,000 shares of our common stock at the public offering price less the underwriting discount, within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares against payment on or about             , 2018.

Joint Book-Running Managers

Goldman, Sachs & Co. LLC	Citigroup	Deutsche Bank Securities	J.P.Morgan

Prospectus Supplement, dated          , 2018

Prospectus Supplement

Unless we state otherwise or the context otherwise requires, references in this prospectus supplement to:

•                                          “we”, “our”, “us”, “First Hawaiian”, “FHI” and our “company” refer to First Hawaiian, Inc., a Delaware corporation, and its consolidated subsidiaries, which include only First Hawaiian Bank and its subsidiaries, and references to “First Hawaiian, Inc.” refer to First Hawaiian, Inc. on a stand-alone basis;

•                                          our “bank” and “First Hawaiian Bank” refer to First Hawaiian Bank, a Hawaii state-chartered bank;

•                                          “BNPP” refers to BNP Paribas, a French public company and our ultimate parent company;

•                                          “BNPP selling stockholder” or “BWC” refers to BancWest Corporation, a Delaware corporation that directly owns approximately 61.93% of our outstanding shares of common stock as of the date of this prospectus supplement; BNPP indirectly owns 100% of the outstanding common stock of BWC;

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•                                          “Direct Share Repurchase” refers to our repurchase from the BNPP selling stockholder of a number of shares of our common stock having an aggregate purchase price of approximately $81.8 million.  The purchase price per share of shares repurchased in the Direct Share Repurchase will be equal to the per share purchase price paid by the underwriters to the BNPP selling stockholder in this offering;

•                                          “Federal Reserve” refers to the Board of Governors of the Federal Reserve System;

•                                          “fiscal year” refers to our fiscal year, which is based on a twelve-month period ending December 31 of each year (e.g., fiscal year 2017 refers to the twelve-month period ending December 31, 2017); and

•                                          “underwriters” shall mean either the singular or plural as the context requires.

We, BNPP and the BNPP selling stockholder have not authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus, any amendment or supplement to this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, BNPP and the BNPP selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and BNPP and the BNPP selling stockholder are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date hereof or thereof. This prospectus supplement and the accompanying prospectus include references to information contained on, or that can be accessed through, our website at www.fhb.com. Information contained on, or that can be accessed through our website, is not part of, and is not incorporated into, this prospectus supplement.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the accompanying prospectus, dated May 8, 2018, and describes the specific terms of this offering. The accompanying prospectus describes more general information regarding First Hawaiian’s common stock. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3, that we filed with the Securities and Exchange Commission (“SEC”) using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein and therein as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. The information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein is only accurate as of their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference into this prospectus supplement or the accompanying prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized” and “outlook”, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in “Risk Factors” in Item 1.A. Risk Factors” of our 2017 Annual Report (as defined below), which is incorporated by reference herein, and include the following: the geographic concentration of our business; current and future economic and market conditions in the United States generally or in Hawaii, Guam and Saipan in particular; the effect of the current low interest rate environment or changes in interest rates on our business, including our net interest income, net interest margin, the fair value of our investment securities, and our mortgage loan originations, mortgage servicing rights and mortgage loans held for sale; our inability to receive dividends from our bank, pay dividends to our common stockholders and satisfy obligations as they become due; the effects of geopolitical instability, including war, terrorist attacks, pandemics and man-made and natural disasters; our ability to maintain our bank’s reputation; our ability to attract and retain skilled employees or changes in our management personnel; our ability to effectively compete with other financial services companies and the effects of competition in the financial services industry on our business; our ability to successfully develop and commercialize new or enhanced products and services; changes in the demand for our products and services; the effectiveness of our risk management and internal disclosure controls and procedures; any failure or interruption of our information and communications systems; our ability to identify and address cybersecurity risks; the effect of a material breach of, or disruption to, the security of any of our or our vendors’ systems; the failure to properly use and protect our customer and employee information and data; our ability to keep pace with technological changes; our ability to attract and retain customer deposits; the effects of problems encountered by other financial institutions; our access to sources of liquidity and capital to address our liquidity needs; fluctuations in the fair value of our assets and liabilities and off-balance sheet exposures; the effects of the failure of any component of our business infrastructure provided by a third party; the impact of, and changes in, applicable laws, regulations and accounting standards and policies, including the enactment of the Tax Cuts and

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Jobs Act (Public Law 115-97) (the “Tax Reform Act”) on December 22, 2017; possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations; our likelihood of success in, and the impact of, litigation or regulatory actions; market perceptions associated with our separation from BNPP and other aspects of our business; contingent liabilities and unexpected tax liabilities that may be applicable to us as a result of the transactions related to our initial public offering and separation from BNPP, as discussed in our 2017 Annual Report (as defined below); the effect of BNPP’s beneficial ownership of our outstanding common stock and the control it retains over our business; our ability to retain service providers to perform oversight or control functions or services that have otherwise been performed in the past by affiliates of BNPP; the costs of operating as a stand-alone public company; our ability to meet our obligations as a public company, including our obligations under Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”); the fact that we are no longer an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies no longer apply to us; and damage to our reputation from any of the factors described above.

The foregoing factors should not be considered an exhaustive list and should be read together with the other cautionary statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 (our “2017 Annual Report”). If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

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SUMMARY

This summary should be read together with this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus, which are described under “Where You Can Find More Information”, including the section entitled “Risk Factors” below and “Item 1A. Risk Factors” of our 2017 Annual Report.

Common stock offered by the BNPP selling stockholder in this offering	15,300,000 shares.

Option to purchase additional shares from the BNPP selling stockholder	1,530,000 shares.

Common stock to be outstanding immediately after this offering

136,701,443 shares of common stock, assuming that 2,899,680 shares of common stock are repurchased by us from the BNPP selling stockholder in the Direct Share Repurchase (based on an assumed per share repurchase price of $28.21, the closing price per share of our common stock on May 7, 2018, as reported by NASDAQ).

Common stock owned by the BNPP selling stockholder immediately after this offering and the Direct Share Repurchase

Following the completion of the offering and the Direct Share Repurchase (based on an assumed per share repurchase price of $28.21, the closing price per share of our common stock on May 7, 2018, as reported by NASDAQ), the BNPP selling stockholder will own 49.93% of our outstanding common stock (or 48.81% if the underwriters’ option to purchase up to 1,530,000 additional shares of common stock from the BNPP selling stockholder is exercised in full).

The actual number of shares that we will acquire from the BNPP selling stockholder in the Direct Share Repurchase will be determined based on an aggregated repurchase amount of approximately $81.8 million and the actual repurchase price, which will be equal to the per share purchase price paid by the underwriters in this offering. As a result, a lower repurchase price will increase the number of shares that we acquire from the BNPP selling stockholder in the Direct Share Repurchase. Conversely, a higher repurchase price will decrease the number of shares we repurchase.

Direct Share Repurchase

Concurrently with the completion of this offering, we expect to repurchase from the BNPP selling stockholder shares of our common stock having an aggregate purchase price of approximately $81.8 million. The number of shares repurchased in the Direct Share Repurchase will be equal to $81.1 million, divided by the per share purchase price paid by the underwriters to the BNPP selling stockholder in this offering, rounded down to the nearest whole number. See “The BNPP Selling Stockholder—Direct Share Repurchase from the BNPP Selling Stockholder” for additional information.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being sold in this offering. All of the shares in this offering are being sold by the BNPP selling stockholder.

Voting rights

Each holder of our common stock will be entitled to one vote per share on all matters on which our stockholders generally are entitled to vote. See “Description of Capital Stock” in the accompanying prospectus.

Dividend policy

On April 25, 2018, our board of directors declared a cash dividend of $0.24 per share that will be paid on June 8, 2018 to shareholders of record at the close of business on May 29, 2018.

The declaration of all future dividends, if any, will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings and liquidity requirements of our company and First Hawaiian Bank, regulatory constraints, corporate law and contractual restrictions, and any other factors that our board of directors deems relevant in making such a determination. Our ability to pay dividends is subject to restrictions under applicable banking laws and regulations. In addition, dividends from First Hawaiian Bank are the principal source of funds for the payment of dividends on our stock. Our bank is subject to certain restrictions under banking laws and regulations that may limit its ability to pay dividends to us. Therefore, there can be no assurance that we will pay any dividends to holders of our stock, or as to the amount of any such dividends. See “Dividend Policy and Dividends” for more information. Any quarterly cash dividends to be paid by us following the second quarter of 2018 also will be subject to non-objection by the Federal Reserve if its capital plan requirements are applicable to us at that time. The Federal Reserve’s capital plan requirements will remain applicable to us until BNPP’s ownership and control of us for U.S. bank regulatory purposes falls to a level at which we are no longer required to be included in any capital plan of the other U.S. entities of BNPP. See “Dividend Policy and Dividends” for more information.

Preemptive rights	Purchasers of our common stock sold in this offering will not have any preemptive rights. See “Description of Capital Stock” in the accompanying prospectus.

Listing	Our common stock is listed on NASDAQ.

Ticker symbol	“FHB”.

Risk Factors

Investing in our common stock involves significant risks. You should carefully consider all of the information contained, or incorporated by reference, in this prospectus supplement prior to investing in shares of our common stock. In particular, we urge you to carefully consider the information contained in the “Risk Factors” section beginning on page S-4 of this prospectus supplement and any risk factors described in the documents that we file with the SEC that are incorporated by reference herein, for a discussion of risks and uncertainties relating to us, our business and an investment in our common stock.

The number of shares of our common stock outstanding noted herein is as of March 31, 2018, and excludes 5,680,617 shares of our common stock reserved for issuance under our equity incentive and employee stock purchase plans. The shares of our common stock reserved for issuance includes outstanding awards under our equity incentive plans, and, as of the date of this prospectus supplement, the number of shares underlying these outstanding awards includes:

•                                          70,091 shares of our common stock underlying a grant of performance share units to certain key employees, including certain of our named executive officers, in connection with our initial public offering completed in August 2016. The performance share units vest in three equal annual installments, the first of which has already vested and is not included in the number of shares noted above, on each of the first three anniversaries of the date of our initial public offering, subject to continued employment and achievement of specified performance criterion;

•                                          200,385 shares of our common stock underlying performance share unit awards granted under the First Hawaiian, Inc. Long Term Incentive Plan for the 2016-2018 performance period to certain of our employees. These performance share units will cliff vest within 90 days following the end of the 2016-2018 performance period;

•                                          193,805 shares of our common stock underlying performance share unit awards granted under the First Hawaiian, Inc. Long Term Incentive Plan for the 2017-2019 performance period to certain of our employees. These performance share units will cliff vest within 90 days following the end of the 2017-2019 performance period;

•                                          16,782 shares of our common stock underlying the restricted stock units granted to our non-employee directors. These restricted stock units will vest and settle in one year from the date of grant; and

•                                          2,500 shares of our common stock underlying restricted stock units granted to a new employee. These restricted stock units will vest in three equal annual installments on each of the three anniversaries of the date of grant.

Unless we specifically state otherwise, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of our common stock from the BNPP selling stockholder.

RISK FACTORS

Investing in our common stock involves a significant degree of risk and uncertainty. Before investing in our common stock, you should carefully consider the risks and uncertainties described below and in our 2017 Annual Report, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement. Any of such risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition or results of operations. As a result, the trading price of our common stock could decline, and you could lose some or all of your investment.

Our stock price may be volatile, and you could lose part or all of your investment as a result.

Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price may fluctuate significantly in response to a variety of factors including, among other things:

•                                          actual or anticipated variations in our quarterly results of operations;

•                                          recommendations or research reports about us or the financial services industry in general published by securities analysts;

•                                          the failure of securities analysts to cover, or continue to cover, us;

•                                          operating and stock price performance of other companies that investors deem comparable to us;

•                                          news reports relating to trends, concerns and other issues in the financial services industry;

•                                          perceptions in the marketplace regarding us, our competitors or other financial institutions and regarding BNPP and BNPP’s intentions and efforts to dispose of our stock;

•                                          future sales of our common stock;

•                                          departure of our management team or other key personnel;

•                                          new technology used, or services offered, by competitors;

•                                          significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•                                          changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws and regulations;

•                                          litigation and governmental investigations; and

•                                          geopolitical conditions such as acts or threats of terrorism or military conflicts.

If any of the foregoing occurs, it could cause our stock price to fall and may expose us to litigation that, even if our defense is successful, could distract our management and be costly to defend. General market fluctuations, industry factors and general economic and political conditions and events—such as economic slowdowns or recessions, interest rate changes or credit loss trends—could also cause our stock price to decrease regardless of operating results.

The completion of the Direct Share Repurchase is subject to conditions and there can be no assurance that the Direct Share Repurchase will occur.

The completion of this offering is not conditioned upon the closing of the Direct Share Repurchase. Accordingly, the possibility exists that this offering will be completed and the Direct Share Repurchase will not have been completed, for example due to the failure to satisfy or waive one or more closing conditions to the Direct Share Repurchase, including the receipt by our board of directors of a fairness opinion, in form satisfactory to the board, from Sandler O’Neill & Partners, L.P., the financial advisor to the board. In such circumstances, the shares of common stock that would otherwise have been repurchased by us in the Direct Share Repurchase would remain owned by the BNPP selling stockholder, which would increase the BNPP selling stockholder’s proportionate share of our outstanding common stock above what it would have been had the Direct Share Repurchase been completed. In addition, in such a circumstance, the number of shares of our common stock outstanding immediately following this offering would be higher than it would be if the Direct Share Repurchase were to have been completed. Finally, to the extent we sought to repurchase our common stock through other means, we might face higher repurchase costs.

The Tax Reform Act could have adverse or uncertain impacts on some aspects of our business, results of operations or financial condition.

On December 22, 2017, President Trump signed into law the Tax Reform Act.  The Tax Reform Act makes many significant amendments to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), including reducing the statutory rate of U.S. federal corporate income tax from 35% to 21%.  The reduction in the corporate tax rate under the Tax Reform Act required a one-time revaluation of certain of our tax-related assets.  As such, we recorded approximately $47.6 million of additional income tax expense in our consolidated statements of income in the fourth quarter of 2017.  Our revaluation of our deferred tax assets is subject to further clarifications of the Tax Reform Act that cannot be estimated at this time. Should adjustments be made to the revaluation of certain of our tax related assets performed in the fourth quarter of 2017, such income tax expense or benefit will be recorded in the period in which the clarification or additional information is made available to us. The revaluation of our deferred tax assets may vary materially from the amount recorded.

The overall impact of the Tax Reform Act is subject to the effect of numerous provisions in the Tax Reform Act, including the imposition of a “base erosion and anti-abuse tax”, limitations on deductibility of interest, limitations on the deduction of certain executive compensation costs and limitations on the use of future net operating losses to 80% of taxable income, among other changes.  It is possible that the impact from certain of these or other provisions could reduce the benefit from the reduction in the statutory U.S. federal rate.  In addition, as a result of the Tax Reform Act, we are currently unable to deduct insurance premiums that we pay to the FDIC. If BNPP were to cease to directly or indirectly beneficially own more than 50% of our common stock (which we expect will be the case upon the completion of this offering), we would be able to deduct a majority of such premiums.

The overall impact of the Tax Reform Act also depends on the future interpretations and regulations that may be issued by U.S. tax authorities, and it is possible that future guidance could adversely impact us. While we expect the Tax Reform Act to have a net positive economic impact on us, it contains measures that could have adverse or uncertain impacts on some aspects of our business, results of operations or financial condition.

BNPP will continue to have significant control over us following the completion of this offering and the Direct Share Repurchase, and its interests may conflict with ours or yours in the future.

BNPP beneficially owns approximately 61.93% of our common stock prior to this offering. As a result, BNPP continues to have significant control over us.  Following the completion of this offering for 15,300,000 shares of our common stock and the Direct Share Repurchase, BNPP will beneficially own 49.93% of our common stock (or 48.81% if the underwriters’ option to purchase up to 1,530,000 additional shares of our common stock is exercised in full), based on an assumed per share repurchase price of $28.21, the closing price per share of our common stock on May 7, 2018, as reported by NASDAQ.  Going forward, BNPP’s degree of control over us will depend on, among other things, its level of beneficial ownership of our common stock and its ability to exercise certain rights under the terms of the Stockholder Agreement that we entered into with BNPP in connection with our initial public offering.

Under the terms of the Stockholder Agreement that we entered into with BNPP in connection with our initial public offering (the “Stockholder Agreement”), BNPP is entitled to designate nominees for election to our board of directors and make certain appointments to committees of our board. Pursuant to the Stockholder Agreement, until the earlier of (i) the one-year anniversary of the first date when BNPP ceases to directly or indirectly beneficially own 50% of our outstanding common stock (which we expect will be the one-year anniversary of the completion of this offering and the Direct Share Repurchase) and (ii) the date BNPP ceases to directly or indirectly beneficially own at least 25% of our outstanding common stock, BNPP will have the right to designate a majority of the nominees for election to our board of directors. In addition, until BNPP ceases to directly or indirectly own at least 25% of our outstanding common stock, we will still be required to obtain the approval of a majority of the directors on our board of directors designated for nomination and election by BNPP before undertaking (or permitting or authorizing any of our subsidiaries to undertake) various significant corporate actions, including engaging in certain business activities, amending our bylaws, entrance into mergers or consolidations with a consideration value in excess of certain thresholds, entrance into, amendments to or terminations of material agreements (subject to certain exceptions), incurrence or guarantee of indebtedness in excess of certain thresholds (subject to certain exceptions), termination of our or our bank’s Chief Executive Officer or Chief Financial Officer (other than for cause) and certain other significant transactions. BNPP will retain other approval rights until it ceases to directly or indirectly own at least 5% of our outstanding common stock, including approval rights relating to our issuance of capital stock (subject to certain exceptions), listing or delisting our securities on a national securities exchange and certain other matters. BNPP will also retain certain approval rights until it ceases to consolidate our financial statements with its financial statements under the International Financial Reporting Standards, including approval rights relating to our annual budget and any changes in our independent public accounting firm. In addition, BNPP will retain certain approval rights until it ceases to control us for purposes of the Bank Holding Company Act of 1956, as amended (unless earlier waived), including approval rights relating to the declaration or payment of dividends and certain other matters.

BNPP’s concentration of voting power and veto rights could deprive stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of our company, and could affect the market price of our common stock. In addition, BNPP’s interests may differ from our interests or those of our other stockholders, and BNPP may affect the management of our business or may not exercise its voting power or consent rights in a manner favorable to our other stockholders. We will also continue to be subject to the regulatory supervision applicable to BNPP and companies under its control, including enhanced regulations in France, the United States and the other markets in which BNPP operates that apply to BNPP because it is a “global systemically important financial institution”. Accordingly, BNPP’s control over us and the consequences of such control could have a material adverse effect on our business and business prospects and negatively impact the trading price of our common stock. Additionally, in accordance with the Insurance Agreement we entered into with BNPP in connection with our initial public offering, because BNPP will no longer directly or indirectly beneficially own 50% of our outstanding common stock following the completion of this offering and the Direct Share Repurchase, we will no longer be able to rely on BNPP to procure and maintain director and officer liability insurance for us following the completion of this offering and we will be responsible for procuring and maintaining our own director and officer liability insurance. Following the completion of this offering, we will be without the benefit of BNPP’s leverage with our insurance providers to negotiate the new policies which may result in increased costs to us.

Upon the completion of a transition period following the completion of this offering, we will not be able to rely on certain exemptions from the corporate governance requirements of NASDAQ available for “controlled companies”.

Following the completion of this offering and the Direct Share Repurchase, we will cease to be a “controlled company” within the meaning of the corporate governance listing standards of NASDAQ because BNPP will no longer own more than 50% of our outstanding common stock. As a “controlled company”, we elected not to comply with certain corporate governance requirements of NASDAQ following our initial public offering. Under the rules of NASDAQ, in order for our shares to remain listed on NASDAQ upon ceasing to qualify as a controlled company, we are required to comply fully with all NASDAQ corporate governance requirements, including having a majority of independent directors, within a one-year transition period. We must also transition to having only independent directors on our corporate governance and nominating committee and compensation committee.

Consistent with this, the Stockholder Agreement provides that, so long as we are a controlled company and during a transition period following that time, we are not required to comply with the requirements to have a majority of independent directors or to have the corporate governance and nominating committee and the compensation committee of our board of directors consist entirely of independent directors. Currently, six of our nine directors do not qualify as “independent directors” under the applicable rules of NASDAQ and our corporate governance and nominating committee and compensation committee do not consist entirely of independent directors. As a result, you currently do not have certain of the protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ and may not for up to one year following the completion of this offering and the Direct Share Repurchase.

Future sales and issuances of our common stock, including expected sales by BNPP or as part of our equity-based compensation plans, could result in dilution of the percentage ownership of our stockholders and could lower our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or from the perception that such sales could occur. These sales, or the possibility that these sales may occur, also may make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate. As of March 31, 2018, we have a total of 139,601,123 outstanding shares of common stock. Of the outstanding shares, the 15,300,000 shares sold in this offering (or 16,830,000 shares if the underwriters exercise their option to purchase additional shares in full), the 28,750,000 shares sold in our February 2017 offering, and the 24,250,000 shares sold in our initial public offering generally will be freely tradable without restriction or further registration under the Securities Act. The remaining 68,259,940 shares outstanding that are beneficially owned by BNPP after this offering (or 66,729,940 shares if the underwriters exercise their option to purchase additional shares in full), assuming that the Direct Share Repurchase is completed for an aggregate purchase price of $81.8 million, based on an assumed per share repurchase price of $28.21, the closing price per share of our common stock on May 7, 2018, as reported by NASDAQ), will be restricted securities as defined under Rule 144 subject to certain restrictions on resale.

We have agreed with the underwriters not to offer, pledge, sell or otherwise dispose of or hedge any shares of our common stock, subject to certain exceptions, for the 90-day period following the date of this prospectus supplement, without the prior consent of the underwriters.  BNPP, the BNPP selling stockholder and our executive officers and directors have entered into similar lock-up agreements with the underwriters. The underwriters may, at any time, release us, BNPP, the BNPP selling stockholder or any of our executive officers or directors from this lock-up agreement and allow us to sell shares of our common stock within this 90-day period.

Upon the expiration of the lock-up agreements described above, all of such shares will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144 or registration under the Securities Act. BNPP is now considered an affiliate based on its expected beneficial ownership of our common stock, as well as its rights under the Stockholder Agreement. BNPP intends to divest itself of its controlling interest in us over time, subject to market conditions and other considerations as well as a lock-up agreement by the BNPP selling stockholder in connection with this offering.

We cannot predict the size of future issuances or sales of our common stock or the effect, if any, that future issuances or sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

BNPP may not complete the divestiture of our common stock that it beneficially owns.

After the completion of this offering and the Direct Share Repurchase, BNPP will beneficially own 49.93% of our outstanding common stock, assuming that 2,899,680 shares of common stock are repurchased by us from the BNPP selling stockholder in the Direct Share Repurchase, based on an assumed per share repurchase price of $28.21, the closing price per share of our common stock on May 7, 2018, as reported by NASDAQ (or 48.81% if the underwriters’ option to purchase up to 1,530,000 additional shares of common stock from the BNPP selling stockholder is exercised in full). The timing of any subsequent sales by BNPP of shares of our common stock is unknown at this time and will be subject to market conditions and other considerations as well as a lock-up agreement by the BNPP selling stockholder in connection with this offering. See “Underwriting”. There can be no assurance of the time period over which such disposition will occur or that it will occur at all. Any delay by BNPP in completing, or uncertainty about its ability or intention to complete, the divestiture of our common stock that it beneficially owns could have a material adverse effect on our company and the market price for our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock being sold in this offering, including the sale of any shares pursuant to the underwriters’ option to purchase additional shares.  All of the shares in this offering are being sold by the BNPP selling stockholder. See “The BNPP Selling Stockholder”.  All proceeds from the sale of these shares, net of underwriters’ discounts and offering expenses payable by the BNPP selling stockholder, will be received by the BNPP selling stockholder, a subsidiary of BNPP.

DIVIDEND POLICY AND DIVIDENDS

On April 25, 2018, our board of directors declared a cash dividend of $0.24 per share that will be paid on June 8, 2018 to shareholders of record at the close of business on May 29, 2018.

Although we expect to pay dividends according to our dividend policy, we may elect not to pay dividends. Any future declarations of dividends will be at the discretion of our board of directors. In determining the amount of any future dividends, our board of directors will take into account: (i) our financial results; (ii) our available cash, as well as anticipated cash requirements (including debt servicing); (iii) our capital requirements and the capital requirements of our subsidiaries (including our bank) and the terms of any capital plan applicable to us; (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by our bank to us; (v) general economic and business conditions; and (vi) any other factors that our board of directors may deem relevant. Therefore, there can be no assurance that we will pay any dividends to holders of our stock, or as to the amount of any such dividends. See “Risk Factors—Risks Related to the Regulatory Oversight of Our Business—We may not pay dividends on our common stock in the future” in “Item 1A.  Risk Factors” of our 2017 Annual Report and “Material U.S. Federal Tax Considerations for Non-U.S. Holders of Our Common Stock—Dividends” in this prospectus supplement.

Our ability to declare and pay dividends on our stock is also subject to numerous limitations applicable to bank holding companies under federal and state banking laws, regulations and policies. Federal bank regulators are authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

In addition, under the Delaware General Corporation Law, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Surplus is generally defined as the excess of the fair value of our total assets over the sum of the fair value of our total liabilities plus the aggregate par value of our issued and outstanding capital stock.

Because we are a holding company and do not engage directly in other business activities of a material nature, our ability to pay dividends on our stock depends primarily upon our receipt of dividends from our bank, the payment of which is subject to numerous limitations under federal and state banking laws, regulations and policies. In general, under Hawaii law, dividends from our bank may not exceed the bank’s retained earnings provided that the bank will, after the dividend, have the minimum paid-in capital and surplus required under Hawaii law for a bank which has trust operations, which is $6.5 million. Hawaii law also effectively restricts a bank from paying a dividend, or the amount of the dividend, unless that bank’s capital and surplus is $6.5 million multiplied by 133%, which is $8.6 million. Hawaii banking regulators are also authorized to determine that the payment of a dividend by the bank would be an unsafe and unsound practice and prohibit the payment thereof. Under the Hawaii Business Corporation Act, which is generally applicable to Hawaii chartered banks, a dividend or other distribution may not be made if the bank would not be able to pay its debts as they become due in the ordinary course of business or if its total assets would be less than the sum of its total liabilities and the amounts that would be needed to satisfy stockholders with preferential rights of distribution. Moreover, under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividends if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, the federal bank regulatory agencies have issued policy statements providing that FDIC-insured depository institutions and their holding companies should generally pay dividends only out of their current operating earnings. See “Item 1.  Business—Supervision and Regulation—Dividends” of our 2017 Annual Report for more information on federal and state banking laws, regulations and policies limiting our and our bank’s ability to declare and pay dividends. Moreover, our ability to pay dividends is subject to the Federal Reserve’s non-objection to the payment of such dividends in connection with the capital plan requirements applicable to BNPP’s U.S. entities that also may be applicable to us. BWC submitted its 2017 capital plan in April 2017. In June 2017, the Federal Reserve publicly released BWC’s supervisory stress test results and announced that it did not object to BWC’s 2017 capital plan, which included non-objection to the payment of a quarterly dividend by us through the second quarter of 2018. Any quarterly cash dividends to be paid by us following the second quarter of 2018 also will be subject to non-objection by the Federal Reserve if its capital plan requirements are applicable to us at that time. BNP Paribas USA submitted its 2018 capital plan in April 2018, and we expect the Federal Reserve to publicly release BNP Paribas USA’s supervisory stress test results and announce its decision with respect to BNPP USA’s 2018 capital plan by June 30, 2018.  The Federal Reserve’s capital plan requirements will remain applicable to us, and the Federal Reserve may object to dividends to be paid by us in any applicable capital plan, until BNPP’s ownership and control falls to a level at which we are no longer required to be included in any capital plan of the other U.S. entities of BNPP. It is possible that BNPP’s ownership and control of us for U.S. bank regulatory purposes may need to fall to less than 5.0% of any class of our voting securities, or even to zero percent, before the capital plan requirements applicable to BNPP’s U.S. entities will no longer apply to us. Following such time, dividends paid by us will no longer be subject to non-objection by the Federal Reserve under a capital plan, but other restrictions under banking laws and regulations will continue to apply.

We may consider share repurchases in the future to supplement our dividend policy. The 2017 capital plan did not include any capital distributions by us in the form of share repurchases. Accordingly, any share repurchases we may wish to undertake in the future must separately be approved by the Federal Reserve and our board of directors.

The current and future dividend policy of our bank is also subject to the discretion of its board of directors. Our bank is not obligated to pay dividends to us. For additional information, see “Risk Factors—Risks Related to Our Business—Our liquidity is dependent on dividends from First Hawaiian Bank” and “Risk Factors—Risks Related to the Regulatory Oversight of Our Business—We may not pay dividends on our common stock in the future” in “Item 1A.  Risk Factors” of our 2017 Annual Report, which is incorporated by reference into this prospectus supplement.

The following sets forth the dividends that our board of directors has declared on our common stock since our initial public offering in August 2016:

Record Date	Payable Date	Amount Per Share
May 29, 2018	June 8, 2018	$0.24
February 26, 2018	March 9, 2018	$0.24
November 27, 2017	December 8, 2017	$0.22
August 28, 2017	September 8, 2017	$0.22
May 30, 2017	June 9, 2017	$0.22
February 27, 2017	March 10, 2017	$0.22
November 28, 2016	December 9, 2016	$0.20

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been listed on NASDAQ under the symbol “FHB” since August 4, 2016. The following table sets forth, for the periods indicated, the high and low sale prices in dollars on NASDAQ for our common stock with respect to the periods indicated.

Quarter Ended	High	Low
September 30, 2016	$27.97	$23.00
December 31, 2016	$35.47	$25.80
March 31, 2017	$35.32	$28.66
June 30, 2017	$31.34	$26.96
September 30, 2017	$31.48	$26.30
December 31, 2017	$30.85	$27.34
March 31, 2018	$32.36	$26.92
June 30, 2018 (through May 7, 2018)	$29.67	$27.09

On May 7, 2018, the last reported sale price for our common stock on NASDAQ was $28.21 per share. As of May 4, 2018, there were approximately 22 stockholders of record of our common stock. These figures do not reflect the beneficial ownership of shares held in nominee name, nor do they include holders of any restricted stock units.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2018 on a consolidated actual basis and a consolidated pro forma basis, giving effect to the Direct Share Repurchase as if it had occurred on March 31, 2018. Pro forma amounts assume that (i) 2,899,680 shares of our common stock are repurchased from the BNPP selling stockholder in the Direct Share Repurchase (based on an assumed per share repurchase price of $28.21, the closing price per share of our common stock on May 7, 2018, as reported by NASDAQ), (ii) that we finance the Direct Share Repurchase with short-term borrowings and (iii) that the repurchased shares are held as treasury stock. The actual number of shares repurchased in the Direct Share Repurchase will be equal to approximately $81.8 million, divided by the per share purchase price paid by the underwriters to the BNPP selling stockholder in this offering, rounded down to the nearest whole number. The following table also presents our capital ratios at March 31, 2018.

You should read the following table in conjunction with our consolidated financial statements and related notes and “Part I — Financial Information, Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Quarterly Report on Form 10-Q for the three months ended March 31, 2018 incorporated herein by reference.

	(unaudited) At March 31, 2018
(dollars in thousands)	Actual	Pro Forma
Debt:
Short-Term Borrowings
Total short-term borrowings	$—	$81,800
Long-Term Borrowings
Total long-term borrowings	34	34
Stockholders’ Equity:
Common stock ($0.01 par value; authorized 300,000,000 shares; issued/outstanding: 139,611,795/139,601,123 (actual) and 139,611,795/136,701,443 (on a pro forma basis))	1,396	1,396
Treasury stock, at cost (10,672 shares (actual) and 2,910,352 shares (on a pro forma basis))	(282)	(82,082)
Additional paid-in-capital	2,490,910	2,490,910
Retained Earnings	193,522	193,522
Accumulated other comprehensive loss, net	(164,684)	(164,684)
Total stockholders’ equity	2,520,862	2,439,062
Total capitalization(1)	$2,520,896	$2,520,896

	At March 31, 2018
Capital Ratios:	Actual	Pro Forma
Common Equity Tier 1 capital ratio	12.73%	12.11%
Tier 1 capital ratio	12.73%	12.11%
Total capital ratio	13.77%	13.16%
Tier 1 leverage ratio	8.71%	8.29%
Total stockholders’ equity to total assets	12.45%	12.05%
Tangible stockholders’ equity to tangible assets (non-GAAP)(2)	7.93%	7.50%

(1)         Unless otherwise noted, references in this prospectus supplement to the number of shares of our common stock outstanding exclude 5,680,617 shares of common stock reserved for issuance under our equity incentive and employee stock purchase plans.  See “Summary”.

(2)         Tangible stockholders’ equity to tangible assets is a non-GAAP financial measure. We compute our tangible stockholders’ equity to tangible assets as the ratio of tangible stockholders’ equity to tangible assets, each of which we calculate by subtracting (and thereby effectively excluding) amounts related to our goodwill. We believe that this financial measure is useful for investors, regulators, management and others to evaluate financial performance and capital adequacy relative to other financial institutions. Although this non-GAAP financial measure is frequently used by stakeholders in the evaluation of a company, it has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of this non-GAAP financial measure with its most closely related GAAP measure for the periods indicated:

GAAP to Non-GAAP Reconciliation

	As of
	March 31,
	2018	Pro Forma
Balance Sheet Data:
Total stockholders’ equity	$2,520,862	$2,439,062
Less: goodwill	995,492	995,492
Tangible stockholders’ equity	$1,525,370	$1,443,570

Total assets	$20,242,942	$20,242,942
Less: goodwill	995,492	995,492
Tangible assets	$19,247,450	$19,247,450

Shares outstanding	139,601,123	136,701,443

Total stockholders’ equity to total assets	12.45%	12.05%
Tangible stockholders’ equity to tangible assets (non-GAAP)	7.93%	7.50%

THE BNPP SELLING STOCKHOLDER

Immediately following the offering and the Direct Share Repurchase, if the underwriters exercise their option to purchase up to 1,530,000 additional shares of our common stock from the BNPP selling stockholder in full, BNPP (through the BNPP selling stockholder) will beneficially own 48.81% of our outstanding common stock.

The BNPP selling stockholder is selling shares of our common stock in this offering. The following table presents information as of of the date of this prospectus supplement, regarding the beneficial ownership of our common stock by the BNPP selling stockholder.

	Shares of Common Stock Beneficially Owned Before the Completion of the Offering		Shares Being Sold by Stockholder in the Offering	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name and Address of Selling Stockholder	Number of Shares	Percentage of Class	Number of Shares(1)	Number of Shares(1)	Percentage of Class(1)
BNPP(2)	86,459,620	61.93%	15,300,000	68,259,940	49.93%

(1)         Assumes that 2,899,680 shares of our common stock are repurchased from the BNPP selling stockholder in the Direct Share Repurchase (based on an assumed per share repurchase price of $28.21, the closing price per share of our common stock on May 7, 2018, as reported by NASDAQ), and that such repurchased shares are held as treasury stock. The actual number of shares repurchased in the Direct Share Repurchase will be equal to $81.8 million divided by the per share purchase price paid by the underwriters to the BNPP selling stockholder in this offering, rounded down to the nearest whole number. If the underwriters exercise their option to purchase up to 1,530,000 additional shares of our common stock from the BNPP selling stockholder in full, BNPP will beneficially own 66,729,940 shares, or 48.81%, of our common stock following the completion of this offering and the Direct Share Repurchase.

(2)         BNPP, as the ultimate parent of the BNPP selling stockholder, beneficially owns all shares of our common stock owned of record by the BNPP selling stockholder prior to the completion of this offering. BNPP’s investment decisions are made by its board of directors. BNPP is a public company with shares listed on the Euronext Paris exchange. The address of BNPP is 16 Boulevard des Italiens, 75009 Paris (France).

DIRECT SHARE REPURCHASE FROM THE BNPP SELLING STOCKHOLDER

On May 7, 2018, we entered into a Share Repurchase Agreement with the BNPP selling stockholder, pursuant to which we will acquire from the BNPP selling stockholder, subject to certain terms and conditions, shares of our common stock having an aggregate purchase price of approximately $81.8 million.  Pursuant to the Share Repurchase Agreement, we will pay the BNPP selling stockholder a purchase price per share of common stock equal to the per share purchase price paid by the underwriters to the BNPP selling stockholder in this offering.

The Direct Share Repurchase and the entry into the Share Repurchase Agreement were each authorized by our board of directors. Our board of directors retained independent legal and independent financial advisors for purposes of its deliberations.

Pursuant to the Share Repurchase Agreement, the Direct Share Repurchase will be subject to a number of conditions (unless waived by us with the approval of our board of directors), including:

•                                          the successful completion of this offering; and

•                                          the receipt by our board of directors of a fairness opinion, in form satisfactory to the board, from Sandler O’Neill & Partners, L.P., the financial advisor to the board.

The Direct Share Repurchase will be funded by short-term borrowings.

Although, as described above, the closing of the Direct Share Repurchase is conditioned on the closing of this offering (among other conditions), the closing of this offering is not conditioned on the closing of the Direct Share Repurchase, and there can be no assurances that the Direct Share Repurchase will be completed even if this offering is completed.

In this prospectus supplement, we have assumed a per share repurchase price of $28.21, based on the closing price per share of our common stock on May 7, 2018, as reported by NASDAQ. The actual number of shares that we will acquire from the BNPP selling stockholder in the Direct Share Repurchase will be determined based on the actual repurchase price, which will be equal to the per share purchase price paid by the underwriters to the BNPP selling stockholder in this offering. As a result, a lower repurchase price will increase the number of shares that we acquire from the BNPP selling stockholder in the Direct Share Repurchase. Conversely, a higher repurchase price will decrease the number of shares we repurchase.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

This section summarizes the material United States federal income and estate tax consequences of the ownership and disposition of shares of our common stock by a non-U.S. holder (as defined below). It applies to you only if you acquire your shares of common stock in this offering and you hold the shares of common stock as capital assets for United States federal income tax purposes. You are a “non-U.S. holder” if you are, for United States federal income tax purposes:

•                                          a nonresident alien individual;

•                                          a foreign corporation; or

•                                          an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income regardless of its source.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation”, “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). This section is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

If a partnership holds the shares of our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of our common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of shares of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of shares of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. In addition, even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•                                          a valid Internal Revenue Service Form W-8BEN, W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•                                          in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury Department regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•                                          you are a non-United States person; and

•                                          the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of shares of our common stock unless:

•                                          the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•                                          you are an individual, you hold the shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•                                          (i) we are or have been a United States real property holding corporation for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and your holding period for the shares of our common stock (the “relevant period”), (ii) assuming our common stock is regularly traded on an established securities market during the calendar year in which the sale occurs, you held (directly, indirectly or constructively) more than 5% of our common stock at any time during the relevant period, and (iii) you are not eligible for any treaty exemption.

If you are a non-U.S. holder and the gain from the disposition of shares of our common stock is effectively connected with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis), you will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, such “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are a non-U.S. holder described in the second bullet point immediately above, you will be subject to a flat 30% tax or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Shares of our common stock held by an individual non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-United States persons receiving payments on your behalf if you or such persons are subject to, and fail to comply with, certain information reporting requirements. Such payments will include United States-source dividends and the gross proceeds from the sale or other disposition of stock that can produce United States-source dividends. Payments of dividends that you receive in respect of shares of our common stock could be affected by this withholding if you are subject to FATCA information reporting requirements and fail to comply with them or if you hold shares of our common stock through a non-United States person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of shares of our common stock could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. An intergovernmental agreement between the United States and your country of residence (or the country of residence of the non-United States person receiving payments on your behalf) may modify the requirements described above. You should consult your own tax advisors regarding the relevant United States law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, we and other payors are required to report payments of dividends on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common stock effected at a United States office of a broker provided that either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person; or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if: (i) the broker has certain connections to the United States; (ii) the proceeds or confirmation are sent to the United States; or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of common stock under FATCA if you are presumed to be a United States person.

Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability or refunded, provided that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

We, BNPP, the BNPP selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Total:	15,300,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 1,530,000 shares from the BNPP selling stockholder to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the BNPP selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, BNPP, the BNPP selling stockholder and our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the underwriters.

Our common stock is listed on NASDAQ under the symbol “FHB”.

In connection with the offering, the underwriters may purchase and sell common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market.  The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

We and BNPP currently estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $         , approximately $          of which has been or will be paid or reimbursed to us by BNPP. We have agreed to reimburse the underwriters for certain expenses relating to clearance of this offering with FINRA, not exceeding $25,000.

We and the BNPP selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of Shares which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

(a)                                 to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)                                 to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), per Relevant Member State, subject to obtaining the prior consent of the underwriters; or

(c)                                  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Underwriters and the Issuer that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to offering those shares to the public, other than their offer or resale in a Relevant Member State to “qualified investors” as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor”  and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire shares in the offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.  The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “Relevant Persons”.  The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The shares are not being offered to the public in the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder; or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

Neither this prospectus supplement nor the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”); (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance of prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, First Hawaiian or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. The shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission (the “SEC”) the registration statement on Form S-3, relating to our common stock. This prospectus supplement is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may read and copy the registration statement at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act, and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports and proxy and information statements and other information at the addresses set forth above. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.fhb.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website we may maintain is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part. We intend to furnish to our stockholders our annual reports containing our audited combined financial statements certified by an independent public accounting firm.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that First Hawaiian can disclose important information to you by referring to those documents, and later information that First Hawaiian files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus supplement. First Hawaiian hereby incorporates by reference the following documents:

(1)                                 Our 2017 Annual Report filed with the SEC on February 28, 2018;

(2)                                 The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2018 that are incorporated by reference into Part III of our 2017 Annual Report;

(3)                                 Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the SEC on April 27, 2018;

(4)                                 Current Reports on Form 8-K filed with the SEC on January 9, 2018, January 26, 2018, February 12, 2018 and April 27, 2018;

(5)                                 The description of our capital stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 4, 2016 and any amendment or report filed with the SEC for the purpose of updating the description thereof (to the extent not superseded by the information contained under “Description of Capital Stock” in the accompanying prospectus); and

(6)                                 All filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (except for information in those filings that is “furnished” to, rather than “filed” with, the SEC, such as information furnished pursuant to Items 2.02 or 7.01 of Form 8-K) until all the shares of the common stock to which this prospectus supplement relates are sold or the offering otherwise terminated.

VALIDITY OF COMMON STOCK

The validity of the shares of our common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements, incorporated in this prospectus supplement by reference from First Hawaiian, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of First Hawaiian, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus

Common Stock

This prospectus relates to the offer and sale from time to time of shares of common stock of First Hawaiian, Inc. that a subsidiary of BNP Paribas, our controlling stockholder as of the date of this prospectus, may offer and sell from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the BNPP selling stockholder. The specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus, if required. See “Plan of Distribution” for a more complete description of the ways in which the shares of common stock may be sold. This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “FHB”.

Shares of our common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency or instrumentality.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 2, and, if applicable, any risk factors described in any accompanying prospectus supplement and in the documents that we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus for a discussion of certain risks you should consider before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus, dated May 8, 2018

Unless we state otherwise or the context otherwise requires, references in this prospectus to:

•                                          “we”, “our”, “us”, “First Hawaiian”, “FHI” and our “company” refer to First Hawaiian, Inc., a Delaware corporation, and its consolidated subsidiaries, which include only First Hawaiian Bank and its subsidiaries, and references to “First Hawaiian, Inc.” refer to First Hawaiian, Inc. on a stand-alone basis;

•                                          our “bank” and “First Hawaiian Bank” refer to First Hawaiian Bank, a Hawaii state-chartered bank;

•                                          “BNPP” refers to BNP Paribas, a French public company and, as of the date of this prospectus, our ultimate parent company;

•                                          “BNPP selling stockholder” refers to BancWest Corporation, a Delaware corporation, which directly owns approximately 61.9% of our outstanding shares of common stock as of the date of this prospectus. BNPP indirectly owns 100% of the outstanding common stock of BWC;

i

•                                          “Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended;

•                                          “Federal Reserve” refers to the Board of Governors of the Federal Reserve System;

•                                          “fiscal year” refers to our fiscal year, which is based on a twelve-month period ending December 31 of each year (e.g., fiscal year 2017 refers to the twelve-month period ending December 31, 2017);

•                                          the “SEC” refers to the U.S. Securities and Exchange Commission; and

•                                          our “stock” refers to our voting common stock unless otherwise specified.

We, BNPP and the BNPP selling stockholder have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, BNPP and the BNPP selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should rely only on the information contained in or incorporated by reference in this prospectus or in any related prospectus supplement filed by us with the SEC or any free writing prospectus prepared by or on behalf of us or to which we have referred you. This prospectus and any accompanying prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. This prospectus includes references to information contained on, or that can be accessed through, our website at www.fhb.com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC, utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, the BNPP selling stockholder may offer and sell, in one or more offerings, shares of our common stock.  We have filed the registration statement for this shelf registration process pursuant to a registration rights agreement, which we entered into with BNPP and the BNPP selling stockholder in connection with our initial public offering.

If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Additionally, the prospectus supplement may include a discussion of additional risk factors or other special considerations applicable to the common stock. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of a registration statement on Form S-3 filed with the SEC, does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some items are omitted in accordance with the rules and regulations of the SEC. Accordingly, we refer you to the complete registration statement, including its exhibits and schedules, for further information. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates.

We are subject to the reporting requirements of the Exchange Act and, in accordance with those requirements, we are required to file reports and proxy and information statements with the SEC. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, and our reports, proxy and information statements and other information filed electronically with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC’s website at www.sec.gov, or accessible through our website under the heading “Investor Relations” at www.fhb.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that First Hawaiian can disclose important information to you by referring to those documents, and later information that First Hawaiian files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus. First Hawaiian hereby incorporates by reference the following documents:

(1)                                 Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 28, 2018 (our “2017 Annual Report”);

(2)                                 The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2018 that are incorporated by reference into Part III of our 2017 Annual Report;

(3)                                 Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the SEC on April 27, 2018;

(4)                                 Current Reports on Form 8-K filed with the SEC on January 9, 2018, January 26, 2018, February 12, 2018, and April 27, 2018;

(5)                                 The description of our capital stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 4, 2016 and any amendment or report filed with the SEC for the purpose of updating the description thereof (to the extent not superseded by the information contained under “Description of Capital Stock” herein); and

(6)                                 All filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus (except for information in those filings that is “furnished” to, rather than “filed” with, the SEC, such as information furnished pursuant to Items 2.02 or 7.01 of Form 8-K) until all the shares of the common stock to which this prospectus relates are sold or the offering is otherwise terminated.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request these documents from our Investor Relations Department, 999 Bishop St., 29th Floor, Honolulu, Hawaii 96813, telephone (808) 525-6268, or you may obtain them from our corporate website under the heading “Investor Relations” at www.fhb.com. Other than the information and documents referred to in this section, the information and documents contained on our website are not a part of, or incorporated by reference into, this prospectus.

Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents that we incorporate by reference into this prospectus or the accompanying prospectus supplement, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized” and “outlook”, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in “Risk Factors” in “Item 1A.  Risk Factors” of our 2017 Annual Report, which is incorporated by reference herein, as such factors may be updated from time to time in our filings with the SEC, and include the following:

•                                          the geographic concentration of our business;

•                                          current and future economic and market conditions in the United States generally or in Hawaii, Guam and Saipan in particular;

•                                          the effect of the current low interest rate environment or changes in interest rates on our business, including our net interest income, net interest margin, the fair value of our investment securities, and our mortgage loan originations, mortgage servicing rights and mortgage loans held for sale;

•                                          our inability to receive dividends from our bank, pay dividends to our common stockholders and satisfy obligations as they become due;

•                                          the effects of geopolitical instability, including war, terrorist attacks, pandemics and man-made and natural disasters;

•                                          our ability to maintain our bank’s reputation;

•                                          our ability to attract and retain skilled employees or changes in our management personnel;

•                                          our ability to effectively compete with other financial services companies and the effects of competition in the financial services industry on our business;

•                                          our ability to successfully develop and commercialize new or enhanced products and services;

•                                          changes in the demand for our products and services;

•                                          the effectiveness of our risk management and internal disclosure controls and procedures;

•                                          any failure or interruption of our information and communications systems;

•                                          our ability to identify and address cybersecurity risks;

•                                          the effect of a material breach of, or disruption to, the security of any of our or our vendors’ systems;

•                                          the failure to properly use and protect our customer and employee information and data;

•                                          our ability to keep pace with technological changes;

•                                          our ability to attract and retain customer deposits;

•                                          the effects of problems encountered by other financial institutions;

•                                          our access to sources of liquidity and capital to address our liquidity needs;

•                                          fluctuations in the fair value of our assets and liabilities and off-balance sheet exposures;

•                                          the effects of the failure of any component of our business infrastructure provided by a third party;

v

•                                          the impact of, and changes in, applicable laws, regulations and accounting standards and policies, including the enactment of the Tax Cuts and Jobs Act on December 22, 2017;

•                                          possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations;

•                                          our likelihood of success in, and the impact of, litigation or regulatory actions;

•                                          market perceptions associated with our separation from BNPP and other aspects of our business;

•                                          contingent liabilities and unexpected tax liabilities that may be applicable to us as a result of the transactions related to our initial public offering and separation from BNPP;

•                                          the effect of BNPP’s beneficial ownership of our outstanding common stock and the control it retains over our business;

•                                          our ability to retain service providers to perform oversight or control functions or services that have otherwise been performed in the past by affiliates of BNPP;

•                                          the costs of operating as a stand-alone public company;

•                                          our ability to meet our obligations as a public company, including our obligations under Section 404 of the Sarbanes-Oxley Act of 2002;

•                                          the fact that we are no longer an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies no longer apply to us; and

•                                          damage to our reputation from any of the factors described above.

The foregoing factors should not be considered an exhaustive list and should be read together with the other cautionary statements included in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein or therein, as the case may be. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

ABOUT FIRST HAWAIIAN, INC.

Company Overview

We are a bank holding company incorporated in the state of Delaware and headquartered in Honolulu, Hawaii. Our wholly-owned bank subsidiary, First Hawaiian Bank, was founded in 1858 under the name Bishop & Company and was the first successful banking partnership in the Kingdom of Hawaii and the second oldest bank formed west of the Mississippi River. As of the date of this prospectus, First Hawaiian Bank is the largest full service bank headquartered in Hawaii as measured by assets, loans, deposits and net income.

While our primary market is Hawaii, through First Hawaiian Bank, we operate a network of branches in Hawaii, Guam and Saipan. We provide a diversified range of banking services to consumer and commercial customers, including deposit products, lending services and wealth management and trust services. Through our distribution channels, we offer a variety of deposit products to our customers, including checking and savings accounts and other types of deposit accounts. We offer comprehensive commercial banking services to middle market and large Hawaii-based businesses with over $10 million of revenue, strong balance sheets and high quality collateral. We provide commercial and industrial lending, including auto dealer flooring, commercial real estate and construction lending. We also offer comprehensive consumer lending services focused on residential real estate lending, indirect auto financing and other consumer loans to individuals and small businesses through our branch, online and mobile distribution channels. Our wealth management business provides an array of trust services, private banking and investment management services. We also offer consumer and commercial credit cards and merchant processing.

We seek to develop comprehensive, long-term banking relationships by offering a diverse array of products and services, cross-selling those products and services and delivering high quality customer service. Our service culture and emphasis on repeat positive customer experiences are integral to our banking strategy and exemplified by our longstanding customer relationships.

Our Initial Public Offering and Separation from BNPP

Our stock began trading on the NASDAQ Global Select Market under the ticker symbol “FHB” on August 4, 2016. Prior to the initial public offering of our shares of common stock, we were an indirect wholly-owned subsidiary of BNPP, a large international financial institution incorporated in France and listed on the Euronext Paris exchange, with operations in Europe,  North America, including the United States, South America and parts of Africa, the Middle East and Asia. As of the date of this prospectus, BNPP beneficially owns approximately 61.9% of our outstanding shares of common stock. BNPP intends to divest itself of its controlling interest in us over time, subject to market conditions and other considerations.

Principal Offices and Additional Information

Our principal executive office is located at 999 Bishop St., 29th Floor, Honolulu, Hawaii 96813. Our telephone number is (808) 525-7000, and our website address is www.fhb.com. Our common stock is listed on the NASDAQ Global Select Market under the symbol “FHB”.

You should read this prospectus and any prospectus supplement together with the additional information contained under the heading “Where You Can Find More Information”.

THE BNPP SELLING STOCKHOLDER

As of the date of this prospectus, the BNPP selling stockholder owns 86,459,620 shares, or approximately 61.9%, of our common stock and may sell all of such shares in one or more offerings pursuant to this prospectus. We cannot advise you as to whether the BNPP selling stockholder will, in fact, sell any or all of such shares of common stock. In addition, the BNPP selling stockholder may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  For more information about the BNPP selling stockholder and our relationship with BNPP, see our 2017 Annual Report, which is incorporated by reference into this prospectus.

RISK FACTORS

Investing in our common stock involves significant risks. Before investing in any shares of our common stock offered hereby, you should consider carefully each of the risk factors set forth in “Risk Factors” in “Item 1A. Risk Factors” of our 2017 Annual Report, as supplemented and amended by any subsequent information we file with the SEC (see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus) and by any prospectus supplement we may file.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the BNPP selling stockholder pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

A brief summary of some of the provisions of our amended and restated certificate of incorporation, which we refer to as our certificate of incorporation, amended and restated bylaws, which we refer to as our bylaws, and relevant sections of the Delaware General Corporation Law (“DGCL”) is set forth below. The description is qualified in its entirety by reference to our certificate of incorporation and our bylaws that are filed as exhibits or incorporated by reference to the registration statement of which this prospectus is a part. The following description of our capital stock and provisions of our certificate of incorporation and our bylaws is only a summary of such provisions and instruments, does not purport to be complete and may be supplemented in prospectus supplements. We urge you to read our certificate of incorporation and our bylaws in their entirety because they, and not this description, will define your rights as a beneficial holder of our capital stock. As used in this “Description of Capital Stock”, the terms “we”, “us” and “our” refer to First Hawaiian, Inc. and not to any of its consolidated subsidiaries.

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, which we refer to in this prospectus as “common stock”, 50,000,000 shares of non-voting common stock, par value $0.01 per share, which we refer to in this prospectus as “non-voting common stock”, and 10,000,000 shares of preferred stock, par value $0.01 per share, which we refer to in this prospectus as “preferred stock”. As of March 31, 2018, we had 139,601,123 shares of our common stock outstanding, and no shares of our non-voting common stock or our preferred stock were issued and outstanding. We initially reserved 6,253,385 shares of our common stock for issuance under our equity incentive and employee stock purchase plans. The authorized but unissued shares of our capital stock will be available for future issuance without stockholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange and subject to BNPP’s consent pursuant to the terms of the Stockholder Agreement, by and between BNPP and First Hawaiian, Inc. All of our issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable.

Common Stock and Non-Voting Common Stock

Subject to the rights and preferences granted to holders of our preferred stock then outstanding, and except with respect to voting rights, conversion rights and certain distributions of our capital stock, holders of our common stock and our non-voting common stock rank equally with respect to distributions and have identical rights, preferences, privileges and restrictions, including the right to attend meetings and receive any information distributed by us with respect to such meetings.

Dividends.  Holders of our common stock and non-voting common stock are equally entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of legally available funds. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock or non-voting common stock unless the shares of common stock and non-voting common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock or non-voting common stock, shares of common stock shall only be entitled to receive shares of common stock and shares of non-voting common stock shall only be entitled to receive shares of non-voting common stock. The ability of our board of directors to declare and pay dividends on our common stock and non-voting common stock is subject to the laws of the state of Delaware, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) we may then have outstanding. Our principal source of income is dividends that are declared and paid by our bank on its capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from our bank.

Voting Rights. Each holder of our common stock is entitled to one vote for each share of record held on all matters submitted to a vote of stockholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. Holders of our common stock are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast. The holders of non-voting common stock do not have any voting power and are not entitled to vote on any matter, except as otherwise required by law and as described herein. In addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of common stock or non-voting common stock, each voting separately as a class, as the case may be, will be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of our certificate of incorporation that adversely affects the rights, preferences or privileges of the common stock or non-voting common stock, respectively, in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the other class of our capital stock, as applicable.

Conversion of Non-Voting Common Stock. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder if such conversion is in connection with a transfer (i) that is part of a widely distributed public offering of our common stock, (ii) to an underwriter for the purpose of conducting a widely distributed public offering, (iii) that is part of a transfer of non-voting common stock not requiring registration under the Securities Act in which no one transferee (or group of associated transferees) acquires the right to purchase in excess of 2% of our common stock then outstanding (including shares already owned and pursuant to a related series of transfers), or (iv) that is part of a transaction approved by the Federal Reserve and the FDIC. We will reserve for issuance a number of shares of common stock into which all outstanding shares of non-voting common stock may be converted.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock and non-voting common stock are entitled to share ratably in all of our assets remaining after payment of liabilities, including but not limited to the liquidation preference of any then outstanding preferred stock. Because we are a bank holding company, our rights and the rights of our creditors and stockholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of our subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against our subsidiary.

Preemptive and Other Rights. Holders of our common stock and our non-voting common stock are not entitled to any preemptive, subscription or redemption rights, and no sinking fund will be applicable to our common stock or our non-voting common stock.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the stockholders, subject to BNPP’s consent pursuant to the terms of the Stockholder Agreement. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the total number of shares of preferred stock authorized under our certificate of incorporation) or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares. Without stockholder approval, but subject to BNPP’s consent pursuant to the terms of the Stockholder Agreement, we could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

Authorized but Unissued Capital Stock

The DGCL does not generally require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the listing requirements of NASDAQ, which would apply so long as the common stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. In addition, our ability to issue additional shares of capital stock is subject to BNPP’s consent pursuant to the terms of the Stockholder Agreement.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities they may believe are in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

Anti-Takeover Effects of Provisions of Applicable Law and Our Certificate of Incorporation and Bylaws

Business Combination Statute. As a Delaware corporation, we are subject to Section 203 of the DGCL, unless we expressly elect not to be governed by the statute. Section 203 provides that, subject to certain exceptions specified in the law, we may not engage in any “business combination” with any “interested stockholder” for a three-year period following the time such stockholder became an interested stockholder unless:

•                                          prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                                          upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares as specified in Section 203; or

•                                          at or subsequent to such time, the business combination is approved by our board of directors and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes, among other things, a merger or asset or stock sale of us or any of our majority-owned subsidiaries or any of certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Our certificate of incorporation generally excepts BNPP and all of its affiliates, and all transferees of our stock or preferred stock receiving shares from BNPP or any of its affiliates, or any affiliate of any such transferee, from the definition of interested stockholder for purposes of Section 203 of the DGCL until the occurrence of a transaction in which BNPP or its affiliates cease to collectively, as applicable, beneficially own at least 15% of the voting power of our outstanding voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement described above would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Federal Banking Law. The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”), requires any “bank holding company” to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of our outstanding common stock. Any “company”, as defined in the BHC Act, other than a bank holding company is required to obtain the approval of the Federal Reserve before acquiring “control” of us. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A person, other than an individual, that controls us for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock (or any other class of our voting securities).

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors. These procedures provide that notice of such stockholder proposal must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our 2018 Annual Meeting was held on April 25, 2018.  The notice must contain certain information required to be provided by our bylaws.

Limits on Written Consents. Our certificate of incorporation provides that any action to be taken by the stockholders that the stockholders are required or permitted to take must be effected at a duly called annual or special meeting of stockholders. Our stockholders are not permitted to take action by written consent.

Annual Meetings; Limits on Special Meetings. We have annual meetings of stockholders. Subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by (i) our board of directors, (ii) the Chairperson of the Board, (iii) our Chief Executive Officer, (iv) our President and (v) prior to the date BNPP is no longer deemed to control us, BNPP.

Amendments to our Governing Documents. Generally, the amendment of our certificate of incorporation requires approval by our board of directors and a majority vote of stockholders; however, certain material amendments (including amendments with respect to provisions governing board composition and actions by written consent) require the approval of at least 75%, with such percentage to be reduced to 50% on the date that BNPP or an affiliate thereof first ceases to beneficially own at least 5% of our outstanding common stock, of the votes entitled to be cast by the outstanding capital stock in the elections of our board of directors. Any amendment to our bylaws requires the approval of either a majority of our board of directors or holders of at least 75%, with such percentage to be reduced to 50% on the date that BNPP or an affiliate thereof first ceases to beneficially own at least 5% of our outstanding common stock, of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors. Under our bylaws, the approval of a majority of our board of directors present at a meeting at which a quorum is present is also required to amend our bylaws to modify the number of directors required therein and, until such time as BNPP ceases to directly or indirectly beneficially own at least 25% of our outstanding common stock, the number of directors on our board of directors shall not be increased or decreased without the approval of a majority the BNPP Directors on our board of directors at the time of such action. In addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of common stock or non-voting common stock, each voting separately as a class, as the case may be, will be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of our certificate of incorporation that adversely affects the privileges, preferences or rights of our common stock or non-voting common stock, respectively, in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the other class of our capital stock, as applicable. Any amendment to our certificate of incorporation (whether by merger, consolidation or otherwise) to increase or decrease the authorized shares of any class of common stock must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class or series, as applicable.

Sole and Exclusive Forum

Our certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our certificate of incorporation. This choice of forum provision may have the effect of discouraging lawsuits against us and our directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of our certificate of incorporation to be inapplicable or unenforceable.

Indemnification and Limitation of Liability

Our bylaws provide generally that we will indemnify and hold harmless, to the full extent permitted by law, our directors, officers, employees and agents, as well as other persons who have served as our directors, officers, employees or agents and other persons who serve or have served at our request at another corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise in connection with any actual or threatened action, suit or proceeding, subject to limited exceptions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations. Our certificate of incorporation limits, to the full extent permitted by law, the personal liability of our directors in actions brought on our behalf or on behalf of our stockholders for monetary damages as a result of a director’s breach of fiduciary duty while acting in a capacity as a director.

Our certificate of incorporation does not eliminate or limit our right or the right of our stockholders to seek injunctive or other equitable relief not involving monetary damages.

Business Opportunities

Our certificate of incorporation provides that, to the fullest extent permitted by law, none of BNPP or any of its affiliates will have any duty to refrain from engaging in a business opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FHB”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the shares of our common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”, and each, an “IRA”) and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”), as well as arrangements that are subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to Title I of ERISA or Section 4975 of the Code (such arrangements “Non-ERISA Arrangements”, and such provisions “Similar Laws”).

THE FOLLOWING IS MERELY A SUMMARY, HOWEVER, AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE OR AS COMPLETE IN ALL RELEVANT RESPECTS. ALL INVESTORS ARE URGED TO CONSULT THEIR LEGAL ADVISORS BEFORE INVESTING IN US AND TO MAKE THEIR OWN INDEPENDENT DECISION.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

In considering an investment in shares of our common stock with a portion of the assets of any Plan or Non-ERISA Arrangement, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan or Non-ERISA Arrangement and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan or Non-ERISA Arrangement including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, and a prohibited transaction may result in the disqualification of an IRA. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition of shares of our common stock by a Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code for the acquisition and the disposition of the common stock, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation

Accordingly, by acceptance of the shares of our common stock, each purchaser or subsequent transferee of our common stock will be deemed to have represented and warranted either that (i) no portion of such purchaser’s or transferee’s assets used to acquire such shares constitutes assets of any Plan or (ii) the purchase of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The following representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997).  If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.  If any purchaser of our common stock is using assets of any Plan to acquire or hold our common stock, such purchaser will be deemed to represent that (i) none of us, the underwriters, and any of our or their respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied upon for any advice, with respect to the purchaser’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to our common stock and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to our common stock and (ii) the decision to invest in our common stock has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c), as amended from time to time (the “Fiduciary Rule”), who (a) is independent of the Transaction Parties; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the purchaser’s investment in our common stock and is responsible for exercising independent judgment in evaluating the investment in our common stock; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such a Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Securities Exchange Act of 1934, as amended; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such purchaser holds our common stock hold or have under management or control total assets of at least $50 million and in the case of a Plan that is an IRA, is not the IRA owner, a beneficiary of the IRA or a relative of an owner or beneficiary of the IRA; and (e) is aware of and acknowledges that (I) none of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s investment in our common stock, and (II) the Transaction Parties have a financial interest in the purchaser’s investment in our common stock on account of the fees and other remuneration we or they expect to receive in connection with transactions contemplated hereunder and that it has been fairly informed of the existence and nature of such financial interests.

Responsibility for Purchase

Purchasers of our common stock have exclusive responsibility for ensuring that their acquisition and holding of our common stock does not violate the fiduciary or prohibited transaction rules of ERISA or the Code, or any similar provision of applicable Similar Laws. In addition, the foregoing discussion is general in nature, is not intended to be all-inclusive, and is based on laws in effect on the date of this prospectus. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing shares of our common stock on behalf of, or with the assets of, any Plan or Non-ERISA Arrangement consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Laws to such investment and whether an exemption would be applicable to the purchase of shares of our common stock.

PLAN OF DISTRIBUTION

The BNPP selling stockholder may from time to time offer and sell some or all of the shares of our common stock covered by this prospectus. Registration of the shares of our common stock covered by this prospectus does not mean that those shares of our common stock necessarily will be offered or sold.

The shares of our common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change from time to time, at prices determined by an auction process or at negotiated prices. The sales may be made by one or more, or any combination, of the following methods:

•                                          through one or more underwriters, whether individually or through an underwriting syndicate led by one or more managing underwriters, on a firm commitment or best-efforts basis;

•                                          in a block trade in which a broker/dealer will attempt to sell a block of shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          through broker/dealers, who may act as agents or principals;

•                                          on the NASDAQ (including through at the market offerings);

•                                          in the over-the-counter market;

•                                          in privately negotiated transactions;

•                                          through put or call option transactions relating to the shares of our common stock;

•                                          directly to one or more purchasers; or

•                                          through agents.

This prospectus may be used in connection with any offering of our common stock through any of these methods or other methods described in the applicable prospectus supplement.

In effecting sales, broker/dealers engaged by the BNPP selling stockholder may arrange for other broker/dealers to participate in selling the shares. Broker/dealer transactions may include:

•                                          purchases of the shares of our common stock by a broker/dealer as principal and resales of the shares of our common stock by the broker/dealer for its account;

•                                          ordinary brokerage transactions; or

•                                          transactions in which the broker/dealer solicits purchasers on a best efforts basis.

At any time a particular offer of the shares of our common stock covered by this prospectus is made, a prospectus supplement, if required, will set forth the aggregate amount of shares of our common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents.  In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of our common stock covered by this prospectus.

Any underwriters, broker/dealers or agents participating in the distribution of the shares of our common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We and/or the BNPP selling stockholder may enter into agreements with the participating broker-dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the participating broker-dealers may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of our common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

The BNPP Selling Stockholder

The BNPP selling stockholder may be deemed to be an underwriter in connection with the shares it resells and any profits on such sales may be deemed to be underwriting discounts and commissions under the Securities Act. The BNPP selling stockholder will receive all the proceeds from the sale of the shares of our common stock being sold by it pursuant to this prospectus. We will not receive any proceeds from any sales by the BNPP selling stockholder.

VALIDITY OF COMMON STOCK

Unless otherwise specified in any prospectus supplement, the validity of the common stock offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.  If counsel for any underwriters passes on legal matters in connection with an offering of the common stock, such counsel to the underwriters will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from First Hawaiian, Inc.’s Annual Report on Form 10-K, and the effectiveness of First Hawaiian, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

15,300,000 Shares

Common Stock

Prospectus Supplement

Joint Book-Running Managers

Goldman, Sachs & Co. LLC	Citigroup	Deutsche Bank Securities	J.P.Morgan

               , 2018